Exhibit 99.1

News Release

Air Products and Chemicals, Inc.

1940 Air Products Boulevard, Allentown, PA 18106-5500

www.airproducts.com

Air Products Director Lisa Davis Elects to Not Stand for Re-election at the Company’s January 2026 Annual Meeting of Shareholders

LEHIGH VALLEY, Pa. (November 25, 2025) – Air Products (NYSE:APD) today announced that Lisa A. Davis has decided to not stand for re-election at the Company’s 2026 Annual Meeting of Shareholders on January 28, 2026 and to retire from the board following the conclusion of the Annual Meeting.

Ms. Davis’ decision follows nearly six years of dedicated service on Air Products’ board, where she has continued to apply her public board experience and more than 35 years of industry experience leading large, international businesses in the energy and manufacturing sectors.

Ms. Davis will continue to serve as Chair of the Management Development and Compensation Committee and as a member of the Corporate Governance and Nominating Committee of Air Products’ board until the Company’s Annual Meeting of Shareholders on January 28, 2026.

Commenting on Ms. Davis’ contributions, Air Products Board of Directors Chairman Wayne T. Smith said, “Lisa is a thoughtful, highly-engaged director, and since her election to the Air Products board in March 2020, we have benefited from her global perspective, strategic insights, and industry experience, which will continue for the next few months. As a collective board, we remain fully committed to providing strong oversight and governance focused on advancing the Company’s long-term value and success.”

About Air Products

Air Products (NYSE: APD) is a world-leading industrial gases company in operation for over 85 years focused on serving energy, environmental, and emerging markets and generating a cleaner future. The Company supplies essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, medical and food. As the leading global supplier of hydrogen, Air Products also develops, engineers, builds, owns and operates some of the world’s largest clean hydrogen projects, supporting the transition to low- and zero-carbon energy in the industrial and heavy-duty transportation sectors. Through its sale of equipment businesses, the Company also provides turbomachinery, membrane systems and cryogenic containers globally.

Air Products had fiscal 2025 sales of $12 billion from operations in approximately 50 countries. For more information, visit airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.

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Media Inquiries:

Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com.

Investor Inquiries:

Megan Britt, tel: (610) 481-0590; email: brittm@airproducts.com.